                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              EOG Resources, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

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   (4)  Date Filed:

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

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 8, 2001

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of EOG Resources, Inc. (the "Company") will be held in the Granger "B" Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 8, 2001, for the following purposes:

     1. To elect 7 directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending December 31, 2001;

     3. To approve the EOG Resources, Inc. Employee Stock Purchase Plan;

     4. To approve the EOG Resources, Inc. Executive Officer Annual Bonus Plan; and

     5. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of Common Stock of the Company at the close of business on March 12, 2001, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to vote via the Internet, vote by phone or vote by returning a signed proxy card.

                                     By Order of the Board of Directors,

                                     PATRICIA L. EDWARDS
                                     Vice President, Human Resources,
                                     Administration
                                     & Corporate Secretary

Houston, Texas
March 30, 2001

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the Granger "B" Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 8, 2001 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1200 Smith Street, Suite 300, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 30, 2001. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Human Resources, Administration & Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 12, 2001, of Common Stock of the Company, par value $.01 per share (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March 12, 2001, the record date, there were outstanding 116,731,591 shares of Common Stock. There are no other voting securities outstanding.

     The Company's annual report for the year ended December 31, 2000, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. However, the annual report does not constitute a part of the proxy soliciting materials.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, 7 directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote withheld with respect to a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy "FOR" the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

-------------------------------------------------------------------------------------

[ACKMAN PHOTO]           FRED C. ACKMAN, 70
                         Director since 1989
                         Mr. Ackman has been a consultant to the oil and gas industry for over six years and has interests in ranching and
                         investments.
-------------------------------------------------------------------------------------

[ALCORN PHOTO]           GEORGE A. ALCORN, 68
                         Director since 2000
                         Mr. Alcorn is President of Alcorn Exploration, Inc. He is a
                         past chairman of the Independent Petroleum Association of
                         America and a founding member and past chairman of the
                         Natural Gas Council.
-------------------------------------------------------------------------------------
[PAPA PHOTO]             MARK G. PAPA, 54
                         Director since 1998
                         Mr. Papa was elected Chairman of the Board and Chief
                         Executive Officer in August 1999, President and CEO and
                         Director of the Company in September 1998, President and
                         Chief Operating Officer in September 1997, President in
                         December 1996 and was President -- North America Operations
                         from February 1994 to September 1998. From May 1986 through
                         January 1994, Mr. Papa served as Senior Vice President --
                         Operations. Mr. Papa joined Belco Petroleum Corporation, a predecessor of the Company, in 1981. Mr. Papa is also a
                         director of Oil States International, Inc.
-------------------------------------------------------------------------------------

[RANDALL PHOTO]          EDWARD RANDALL, III, 74
                         Director since 1990
                         Mr. Randall's principal occupation is investments. Mr.
                         Randall is also a director of Kinder Morgan, Inc. and
                         EcOutlook.com, Inc.

-------------------------------------------------------------------------------------
[SEGNER PHOTO]           EDMUND P. SEGNER, III, 47
                         Director since 1999
                         Mr. Segner became President and Chief of Staff and Director of the Company in August 1999. He became Vice Chairman and
                         Chief of Staff in September 1997. He was also a Director of the Company from January 1997 to October 1997. Prior to
                         joining the Company, Mr. Segner was Executive Vice President and Chief of Staff of Enron Corp. Mr. Segner is also a
                         director of Universal Compression Holdings, Inc.
-------------------------------------------------------------------------------------

[TEXTOR PHOTO]           DONALD F. TEXTOR, 54
                         Director since 2001
                         Mr. Textor's principal occupation is investments. Mr. Textor was a partner and managing director at Goldman Sachs until his retirement in March 2001. For the past 21 years he was the firm's senior security analyst for domestic integrated oils and exploration and production companies.
-------------------------------------------------------------------------------------
[WISNER PHOTO]           FRANK G. WISNER, 62
                         Director since 1997
                         Mr. Wisner has served as Vice Chairman of American
                         International Group Inc. since 1997, following his
                         retirement as U.S. Ambassador to India. American
                         International Group Inc. is an insurance company, which
                         provides risk insurance to companies investing in foreign
                         operations. Mr. Wisner's more than 35-year career with the
                         U.S. State Department, primarily in Africa, Asia and
                         Washington, D.C., included serving as U.S. Ambassador to the
                         Philippines, Egypt and Zambia.
-------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ON FEBRUARY 15, 2001

     The Company knows of no one who beneficially owns in excess of 5% of the Company's Common Stock except as set forth in the table below:

                                     AMOUNT AND NATURE OF
                                     BENEFICIAL OWNERSHIP
                                     --------------------
                 NAME AND ADDRESS     SHARED VOTING AND     PERCENT
TITLE OF CLASS  OF BENEFICIAL OWNER    INVESTMENT POWER     OF CLASS
--------------  -------------------  --------------------   --------
Common          Enron Corp.               11,500,000(1)       9.8%
                1400 Smith Street
                Houston, TX 77002

---------------

(1) Until the later of July 31, 2002 or the date Enron Corp. ceases to beneficially own more than 5% of the issued and outstanding shares of the Company's Common Stock, shares must be voted in the manner, if any, recommended by the Board of Directors of the Company.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT ON FEBRUARY 15, 2001

                                                                SHARES          OPTIONS
                                                             BENEFICIALLY     EXERCISABLE       PHANTOM        TOTAL
  TITLE OF CLASS                      NAME                     OWNED(1)      WITHIN 60 DAYS    SHARES(2)    OWNERSHIP(3)
  --------------                      ----                   ------------    --------------    ---------    ------------
EOG Resources, Inc.  Fred C. Ackman........................       2,000               0               0         2,000
  Common Stock       George A. Alcorn......................       1,000               0               0         1,000
                     Barry Hunsaker, Jr. ..................       7,814          53,220           5,656        66,690
                     Loren M. Leiker.......................      27,565          31,250          11,861        70,676
                     Mark G. Papa..........................      79,785         137,500          53,310       270,595
                     Edward Randall, III...................       4,000          76,500          13,714        94,214
                     Edmund P. Segner, III.................      26,111               0          16,633        42,744
                     Donald F. Textor......................       5,000               0               0         5,000
                     Gary L. Thomas........................      53,849         249,990           6,997       310,836
                     Frank G. Wisner.......................           0          30,000           2,055        32,055
                     All directors and executive officers
                       as a
                     Group (12 in number)..................     215,401         590,645         114,019       920,065

---------------

(1) Includes shares for which the person directly or indirectly has sole or shared voting and investment power, shares held under the EOG Resources, Inc. Savings Plan (the "Savings Plan") for which the participant has sole voting power and limited investment power, and restricted shares held under the EOG Resources, Inc. 1992 Stock Plan (the "1992 Stock Plan") for which the participant has sole voting power and no investment power until such shares vest in accordance with plan provisions.

(2) Includes restricted stock units held under the 1992 Stock Plan for which the participant has no voting or investment power until such units vest and are released as shares in accordance with plan provisions. Also includes shares held in the Phantom Stock Account of the EOG Resources, Inc. 1996 Deferral Plan (the "1996 Deferral Plan") for which the participant has a vested right, but has no voting or investment power until such shares are released in accordance with plan provisions and the participant's deferral election.

(3) No director or officer of the Company owns or has the right to acquire more than 1% of the outstanding Common Stock.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee is the communication link between the Board of Directors and independent auditors of the Company. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants as auditors for the Company and reviews as deemed appropriate the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee met seven times during the year ended December 31, 2000, and is currently composed of Messrs. Ackman (Chairman), Alcorn, Randall and Wisner.

     The Compensation Committee is responsible for administration of the Company stock plans and approval of compensation arrangements of senior management. The Compensation Committee met six times during the year ended December 31, 2000, and is currently composed of Messrs. Randall (Chairman), Ackman, Alcorn, Textor and Wisner.

     The International Strategy Committee provides a forum for the consideration of international business opportunities and for the discussion of international business and political developments that could affect project operations and development. The International Strategy Committee met once during the year ended December 31, 2000, and is currently composed of Messrs. Wisner (Chairman), Ackman, Alcorn, Randall and Textor.

     The Company does not have a standing nominating committee. However, in future searches for suitable director candidates, the Board of Directors will continue to make substantial efforts to ensure that women and persons from minority racial groups are among those it considers for nomination.

     The Board of Directors held four regularly scheduled meetings and four special meetings during the year ended December 31, 2000. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 2000, each director who was not an employee of the Company or its affiliates ("nonemployee director"), other than Mr. Textor who was elected to the Board of Directors in March 2001, received annual fees of $45,000 for serving as a director. Total directors fees earned in 2000 were $157,500.

     Nonemployee directors can defer fees to a later specified date under the 1996 Deferral Plan. The 1996 Deferral Plan credits interest based on fund elections chosen by participants. In 2000, three nonemployee directors participated in the 1996 Deferral Plan.

     Nonemployee directors also participate in the EOG Resources, Inc. 1993 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan"), which was approved by Company shareholders at the 1993 annual meeting. Under the terms of the Director Stock Option Plan, each nonemployee director receives on the date of each annual meeting an option to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment, an option to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Stock Option Plan vest 50% after one year and 100% after two years of service as a director following the date of grant. All options expire ten years from the date of grant. During 2000, Messrs. Ackman, Randall and Wisner were each granted 7,000 options at an exercise price of $28.5625, and Mr. Alcorn was granted 7,000 options at an exercise price of $29.00.

                REPORT FROM THE COMPENSATION COMMITTEE REGARDING
                             EXECUTIVE COMPENSATION

     Compensation for Company officers is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed exclusively of outside directors. It is the responsibility of the Committee to develop compensation philosophy, authorize salary increases, annual bonuses and long-term incentive grants for executive officers, and approve other incentive programs, including stock-based programs, consistent with the stated philosophy.

     The Committee believes that appropriately balanced compensation components contribute to the success of the Company. Hay Management Consultants provides an annual analysis of executive base salaries, annual bonuses and long-term incentives paid by the Company as compared to those paid by a number of the industry peer companies included in the "Comparative Stock Performance" section. The Committee believes that the best compensation philosophy is to put a substantial portion of the total compensation package at risk, tied to both the financial results achieved by the Company and the performance of the Common Stock of the Company. The ongoing human resource challenge in the oil and gas industry is attraction and retention of high quality technical talent. The Committee continues to support the practice of paying base salaries that are above the average of the competitive market, and bonuses and long term incentives which deliver above average compensation if financial results and/or shareholder return exceed the average achieved by peer companies.

     The Committee also believes that it is in the best interest of shareholders for executive officers to maintain a certain level of ownership in the Company. Therefore, stock ownership guidelines have been established ranging from one times base salary for Vice Presidents up to five times base salary for the Chief Executive Officer. Each executive officer currently meets the stated ownership guideline.

     Annual Bonus Program. All employees are eligible to receive annual bonuses under the Company's Annual Bonus Program (the "Program"). Each year, a target bonus pool is established using an approach whereby each position in the Company is assigned a market competitive target bonus, expressed as a percentage of salary. The individual bonus targets are then added together to create the target bonus pool. At the end of each year, the Committee approves the actual funding relative to the target based on management's report of the actual performance of the Company relative to pre-established goals. The primary performance goal is reinvestment rate of return. Other goals considered are stock price performance relative to peer companies, utilization of incremental free cash flow, production volume growth, reserve replacement, finding costs and net income. These goals are designed to address both current financial performance and the long-term development of the Company (no specific formula is used for weighting the individual performance criteria). The target pool allocated to each division or department may then be adjusted up or down, based on the individual division/department's results. Individual employee bonuses are further determined based on individual performance. For bonuses paid in 2001 for 2000 performance, the Committee approved delivery of 20% of any bonus of $5,000 or greater in restricted stock units that vest after five years, at a 50% premium to cash. In addition, employees can choose to receive the cash portion of their annual bonus in a combination of cash, stock options at a 50% premium to cash, and/or restricted stock units with a premium to cash of between 5% and 25%, depending on the vesting schedule chosen.

     Stock Plans. The Company's 1992 and 1994 Stock Plans (the "Stock Plans") comprise the long-term incentive component for executive officers and other selected employees of the Company. The purposes of the Stock Plans are to encourage employees who receive grants to develop a proprietary interest in the performance of the Company, to generate an increased incentive to contribute to the future success of the

Company, thus enhancing the value of the Company for the benefit of shareholders and to enhance the ability of the Company and its subsidiaries to attract and retain individuals with qualifications essential to the progress, growth and profitability of the Company. Under the Stock Plans, the Committee is authorized to grant awards of stock options, restricted stock and restricted stock units. Stock options are normally granted to executive officers and other selected employees on an annual basis. Stock options normally vest over four years, are exercisable for ten years and are granted at an option price equal to the fair market value of Common Stock on the date of grant. Stock options granted in lieu of bonus cash vest immediately and are exercisable for seven years. The awards under the Stock Plans are made at levels that are not anticipated to generate significant benefits relative to the industry peer group unless the Common Stock performs correspondingly well during the life of the grant. With the success of the Company (and the resulting benefits to its shareholders), this component becomes a larger part of the total compensation package, as was the case in 2000. Occasionally, the Committee grants restricted stock or restricted stock units for specific reasons such as retention or to address external market pressures or in lieu of cash bonuses, as discussed previously.

     Chief Executive Officer Compensation. Under the provisions of Mr. Papa's employment agreement with the Company, which he entered into on November 7, 1997, Mr. Papa's annual salary will be no less than $400,000. In July 2000, based on competitive market data, Mr. Papa's salary was increased to $650,000. In August 2000, Mr. Papa was granted 125,000 stock options that were priced at the fair market value of Common Stock on the date of grant, consistent with the stated long-term incentive objectives. The options vest over four years, and are exercisable for ten years. In February 2001, Mr. Papa was paid a bonus for 2000 performance consisting of $408,200 in cash, 18,750 restricted stock units that vest in one-third increments after three, four and five years, and 8,270 restricted stock units that vest after five years. In lieu of the cash portion, Mr. Papa chose to receive 25% in the form of 2,758 restricted stock units that vest after five years, and 75% was deferred into the 1996 Deferral Plan, primarily into a phantom stock account. In determining the level of Mr. Papa's bonus, the Committee considered the criteria previously discussed.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers of a company, as reported in that company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured the key component of its long-term incentives in the form of stock option grants that comply with the statute. The Committee is committed to preserving the deductibility of compensation under Section 162(m) whenever possible. However, as discussed previously, the Committee may grant awards that are non-deductible, such as restricted stock and restricted stock units, if it feels such grants are in the best interest of the Company. The Company's Annual Bonus Program does not qualify as performance-based compensation under the statute. However, the Company anticipates no loss of deductibility attributable to bonuses paid in 2001 for 2000 performance. The EOG Resources, Inc. Executive Officer Annual Bonus Plan is being submitted to shareholders for approval at this meeting, so that future annual bonuses will qualify as performance-based compensation under the statute.

Compensation Committee

Edward Randall, III (Chairman)
Fred C. Ackman
George A. Alcorn
Frank G. Wisner

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

     1. $100 was invested on December 31, 1995 in Common Stock of EOG, the Standard & Poors 500 (the "S&P 500") and a peer group of independent exploration and production companies (the "Peer Group").

     2. The investments in the Peer Group are weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Peer Group are as follows: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Noble Affiliates, Inc., Oryx Energy Company (acquired by Kerr-McGee in February 1999), Pioneer Natural Resources Company, Santa Fe Snyder Corp. (acquired by Devon Energy Corporation in August 2000), Ocean Energy, Inc. (formerly Seagull Energy Corporation), Union Pacific Resources Company (acquired by Anadarko Petroleum Corporation in July 2000), Union Texas Petroleum Holdings Inc. (acquired by Atlantic Richfield Company in June 1998, which was acquired by BP Amoco PLC in April 2000) and Vastar Resources, Inc. (acquired by BP Amoco PLC in September
2000).

                           COMPARATIVE TOTAL RETURNS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            EOG Resources Inc., Standard & Poors 500 and Peer Group
                (Performance Results Through December 31, 2000)

                               PERFORMANCE GRAPH

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 EOG Resources,
  Inc.                 100.00    105.72     89.23     73.10     74.91    238.15
 Standard & Poors
  500                  100.00    123.25    164.21    210.85    253.61    227.89
 Peer Group            100.00    127.37    117.58     82.57     95.98    121.41

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                        ---------------------------------------    -----------------------------------
                                                                     OTHER         RESTRICTED    SECURITIES
                                                                    ANNUAL           STOCK       UNDERLYING     LTIP
  NAME & PRINCIPAL POSITION     YEAR     SALARY      BONUS      COMPENSATION(1)    AWARDS(2)      OPTIONS      PAYOUTS
  -------------------------     ----    --------    --------    ---------------    ----------    ----------    -------
Mark G. Papa                    2000    $592,319    $408,200        $22,201         $242,017      125,000        $0
 Chairman and Chief             1999    $462,520    $435,600        $12,000         $      0      250,000        $0
 Executive Officer              1998    $400,020    $400,000        $11,500         $ 68,761      367,500        $0
Edmund P. Segner, III           2000    $433,467    $540,000        $13,204         $139,500       75,000        $0
 President and Chief of Staff   1999    $381,252    $372,000        $10,500         $      0      150,000        $0
                                1998    $320,833    $350,000        $ 9,850         $      0      175,000        $0
Loren M. Leiker                 2000    $272,310    $320,000        $ 8,369         $ 69,006       40,000        $0
 Executive Vice President,      1999    $255,418    $184,000        $ 7,232         $      0       30,000        $0
 Exploration & Development      1998    $241,333    $195,000        $ 6,300         $305,641       65,000        $0
Gary L. Thomas                  2000    $272,310    $320,000        $38,716         $ 69,006       40,000        $0
 Executive Vice President,      1999    $255,430    $184,000        $ 6,890         $      0       30,000        $0
 North America Operations       1998    $237,638    $180,000        $54,816         $      0      157,500        $0
Barry Hunsaker, Jr.             2000    $268,502    $200,000        $ 8,255         $ 63,008       15,000        $0
 Senior Vice President and      1999    $258,335    $168,000        $ 6,200         $      0       15,000        $0
 General Counsel                1998    $252,500    $150,000        $ 6,300         $143,938       85,000        $0

                                 ALL OTHER
                                COMPENSATION
                                ------------

  NAME & PRINCIPAL POSITION         (3)
  -------------------------     ------------
Mark G. Papa                      $25,500
 Chairman and Chief               $21,346
 Executive Officer                $ 3,260
Edmund P. Segner, III             $22,100
 President and Chief of Staff     $14,229
                                  $ 2,860
Loren M. Leiker                   $22,100
 Executive Vice President,        $10,982
 Exploration & Development        $ 3,257
Gary L. Thomas                    $25,500
 Executive Vice President,        $12,202
 North America Operations         $ 2,994
Barry Hunsaker, Jr.               $22,100
 Senior Vice President and        $ 8,803
 General Counsel                  $ 1,333

---------------

(1) No Named Officer had "Perquisites and Other Personal Benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. The Company maintains the 1996 Deferral Plan under which payment of base salary and annual bonus may be deferred to a later specified date. The 1996 Deferral Plan credits interest based on fund elections chosen by participants. Since earnings on deferred compensation invested in third-party investment vehicles, comparable to mutual funds, need not be reported, no interest has been reported as Other Annual Compensation under the 1996 Deferral Plan during 1998, 1999 or 2000. Includes reimbursement of relocation expenses in 1998 for Mr. Thomas. Other Annual Compensation also includes cash perquisite allowances and payment for vacation not taken in the prior year (2000 only).

(2) Following is the aggregate number of shares of unreleased restricted stock and restricted stock units and their value as of December 31, 2000, for each of the Named Officers: Mr. Papa, 18,958 shares/units valued at $1,035,581; Mr. Segner, 9,000 shares/units valued at $491,625; Mr. Leiker, 19,316 shares/units valued at $1,055,137; Mr. Thomas, 4,452 shares/units valued at $243,191; and Mr. Hunsaker, 11,065 shares/units valued at $604,426. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares. All restricted stock and restricted stock units granted vest five years from date of grant. Upon the date a press release is issued announcing a pending Shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the company as defined in the company's Change of Control Severance Plan, all restrictions placed on each share of non-vested restricted stock or restricted stock unit shall lapse and such shares will become fully vested released securities.

(3) Includes matching contributions under the Savings Plan each year and the Company's contribution on behalf of each employee to the Money Purchase Pension Plan (1999 and 2000 only).

STOCK OPTION GRANTS DURING 2000

     The following table sets forth information with respect to grants of stock options to the Named Officers reflected in the Summary Compensation Table and all employee optionees as a group. No stock appreciation rights ("SARs") units were granted during 2000, and none are outstanding.

                                                  2000 GRANTS
                            --------------------------------------------------------
                                           PERCENT OF
                            OPTIONS/     TOTAL OPTIONS
                              SARS         GRANTED TO       AVERAGE
                             GRANTED      EMPLOYEES IN    OPTION PRICE    EXPIRATION
NAME/GROUP                   (#)(2)       FISCAL YEAR      PER SHARE         DATE
----------                  ---------    --------------   ------------    ----------
NAMED OFFICERS
--------------
Mark G. Papa                  125,000(4)       9.7%         $32.8125       08/08/10
Edmund P. Segner, III          75,000(4)       5.8%          32.8125       08/08/10
Loren M. Leiker                40,000(4)       3.1%          32.8125       08/08/10
Gary L. Thomas                 40,000(4)       3.1%          32.8125       08/08/10
Barry Hunsaker, Jr.            15,000(4)       1.2%          32.8125       08/08/10
All Optionees               1,288,385        100.0%          30.8812(5)   2007-2010
All Shareholders                  N/A          N/A               N/A            N/A
Optionees' gain as % of all
 shareholders' gain               N/A                            N/A            N/A


                                   POTENTIAL REALIZABLE VALUE AT
                                      ASSUMED ANNUAL RATES OF
                                     STOCK PRICE APPRECIATION
                                        FOR OPTION TERM(1)
                             -----------------------------------------
NAME/GROUP                   0%(3)          5%               10%
----------                   -----    --------------    --------------
NAMED OFFICERS
--------------
Mark G. Papa                 $  0     $    2,579,451    $    6,536,834
Edmund P. Segner, III           0          1,547,670         3,922,101
Loren M. Leiker                 0            825,424         2,091,787
Gary L. Thomas                  0            825,424         2,091,787
Barry Hunsaker, Jr.             0            309,534           784,420
All Optionees                   0         25,021,752(6)     63,410,032(6)
All Shareholders              N/A      2,270,400,681(6)  5,753,641,090(6)
Optionees' gain as % of all
 shareholders' gain           N/A               1.10%             1.10%

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock.

(2) Upon the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company's Change of Control Severance Plan, stock options shall vest and be fully exercisable.

(3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of zero percent would render the option without value to the optionees.

(4) Stock options awarded on August 8, 2000 vest at the cumulative rate of 20% per year, commencing on the date of grant.

(5) Weighted average grant price for all stock options for the purchase of Company Common Stock granted to employees in 2000.

(6) Appreciation for all optionees is calculated using the maximum allowable option term of ten years, even though in some cases the actual option term is less than ten years. Appreciation for all shareholders is calculated using an assumed ten-year term, the weighted average exercise price for all optionees ($30.8812) and the number of shares of Company Common Stock outstanding on December 31, 2000 (116,904,292).

AGGREGATED STOCK OPTION/SARS EXERCISES DURING 2000 AND STOCK OPTION/SARS VALUES AS OF DECEMBER 31, 2000

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

                                                                             NUMBER OF               VALUE OF UNEXERCISED
                                                                       SECURITIES UNDERLYING             IN-THE-MONEY
                                                                     UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                          SHARES                      AT DECEMBER 31, 2000(1)       AT DECEMBER 31, 2000(1)
                                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                                     EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -----------   -----------   -------------   -----------   -------------
Mark G. Papa..........................    599,535     $15,849,880     119,375        398,125      $3,786,875     $13,218,438
Edmund P. Segner, III.................    255,000     $3,719,337            0        245,000      $        0     $ 8,048,438
Loren M. Leiker.......................    175,265     $2,763,849       20,000         83,500      $  659,750     $ 2,561,531
Gary L. Thomas........................    148,375     $4,154,262      240,615        114,375      $8,464,388     $ 3,830,313
Barry Hunsaker, Jr. ..................     48,065     $1,077,538       48,220         58,500      $1,459,650     $ 2,040,563

---------------

(1) There are no SARs applicable to the Named Officers.

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     The Company maintains a Savings Plan, that qualifies under Section 401(k) of the Internal Revenue Code, as amended, under which the Company currently matches 100% of employees' pre-tax contributions up to 6% of annual base salary. The Company also maintains a Money Purchase Pension Plan, under which the Company contributes from 3% to 9% of an employee's annual base salary, depending on the employee's age and years of service with the Company. Following are the current contribution percentages for the Named Officers: Mr. Papa, 9%; Mr. Segner, 9%; Mr. Leiker, 7%; Mr. Thomas, 9%; and Mr. Hunsaker, 7%. In addition, the Company may make contributions into the 1996 Deferral Plan in the event of a reduction in an employee's benefits under the Savings Plan or Money Purchase Pension Plan due to either statutory and/or plan earnings limits or the employee's deferral of salary into the 1996 Deferral Plan.

SEVERANCE PLANS/CHANGE OF CONTROL PROVISIONS

     The Company maintains a Severance Plan that provides benefits to employees who are terminated for failing to meet performance objectives or standards, or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. In each case, if the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. Under no circumstances will the total severance pay benefit from the plan exceed 52 weeks of pay.

     Under the Company's Change of Control Severance Plan, in the event of a change of control of the Company, any eligible employee who is involuntarily terminated within two years following the change of control will receive severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each 5% of annual incentive award opportunity under any approved plan. The minimum an employee can receive is six months of base pay. The maximum an employee can receive is the lesser of 2.99 times the employee's average W-2 earnings over the past five years or three times the sum of the employee's annual base pay and 100% of the employee's annual incentive award opportunity under any approved plan. Officers of the Company have the same change of control severance benefits. However, some have higher minimum benefits under contractual arrangements. For a further description of severance arrangements under employment agreements, see "Employment Contracts" below.

     In order to ensure continuity of operations in the event of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, a retention bonus plan would become effective. To be eligible to receive the retention bonus, an employee must stay with the Company through the effective date of the change of control and be employed by the acquiring company 180 days after the effective date, or be involuntarily terminated, as defined in the Company's Change of Control Severance Plan, by the acquiring company on or within 180 days after the effective date. Eligible employees would receive a bonus equal to the most recent bonus they had received under the Company's Annual Bonus Program, payable upon the earlier of 180 days after the effective date of the change of control or upon severance.

     In addition, in the event of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, holders of certain outstanding stock options granted under the Company's Bonus Stock Option Program, the All-Employee Stock Option Program and the Directors' Stock Option Plan would be offered the opportunity to request that their rights under such grants be waived in return for a cash payment equal to 75 percent of the theoretical Black-Scholes value for each grant, as determined on the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved or consummated, would constitute a change of control of the Company as defined in the Company's Change of Control Severance Plan. Holders of certain outstanding stock options granted outside of the programs described above, would be offered the opportunity to request that their rights under such grants be waived in return for a cash payment only upon an involuntary termination of employment, as defined in the Company's Change of Control Severance Plan.

EMPLOYMENT CONTRACTS

     Mr. Papa entered into an employment agreement with the Company on November 1, 1997 as President and Chief Operating Officer of the Company at a minimum annual salary of $400,000. Pursuant to the employment agreement, as amended, Mr. Papa currently serves as Chairman of the Board and Chief Executive Officer. In the event of his involuntary termination, Mr. Papa will receive two times his then current annual base salary, plus two times his annual bonus award opportunity, plus the value of unvested stock options based on the difference between the Company's stock price at termination and the grant price of such options. The employment agreement, as amended, also provides that if Mr. Papa is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, he will be entitled to minimum severance pay equal to 2.99 times his annual base salary, plus two times his annual bonus award opportunity. In addition, Mr. Papa will be entitled to be reimbursed for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Papa's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Papa's employment agreement will be waived. The employment agreement, as amended, expires on October 31, 2001.

     Mr. Segner entered into an employment agreement with the Company on September 1, 1998 as Vice Chairman and Chief of Staff with a minimum annual salary of $350,000. Pursuant to the employment agreement, as amended, Mr. Segner currently serves as President and Chief of Staff. In the event of his involuntary termination, Mr. Segner will receive two times his then current annual base salary, plus two times his annual bonus award opportunity, plus the value of unvested stock options based on the difference between the Company's stock price at termination and the grant price of such options. The employment agreement, as amended, also provides that if Mr. Segner is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, Mr. Segner will be entitled to minimum severance equal to 2.99 times his then current annual base salary, plus two times his annual bonus award opportunity. In addition, Mr. Segner will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Segner's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Segner's employment agreement will be waived. The employment agreement, as amended, expires on August 31, 2001.

     Mr. Leiker entered into an employment agreement with the Company on March 1, 1998 as Senior Vice President, Exploration, with a minimum annual salary of $250,000. Pursuant to the employment agreement, as amended, Mr. Leiker currently serves as Executive Vice President, Exploration and Development. In the event of his involuntary termination, Mr. Leiker will receive 125% of his then current monthly base salary as if his employment had continued for the remaining term of the agreement, which expires on February 28, 2003. If Mr. Leiker is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, he will be entitled to minimum severance pay equal to the greater of 125% of his then current monthly base salary as if his employment had continued for the remaining term of the agreement or the sum of 2.99 times his then current annual base salary plus two times his annual bonus award opportunity. In addition, Mr. Leiker will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Leiker's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Leiker's employment agreement will be waived.

     Mr. Thomas entered into an employment agreement with the Company on September 1, 1998 under which he has agreed to serve as Executive Vice President, North America Operations, with a minimum annual salary of $250,000. The employment agreement, as amended, provides that in the event of his involuntary termination, Mr. Thomas will receive his then current monthly base salary as if his employment had continued for the remaining term of the agreement, which expires on August 31, 2001. The employment agreement, as amended, also provides that if Mr. Thomas is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, Mr. Thomas will be entitled to minimum severance equal to 2.99 times his then current annual base salary, plus two times his annual bonus award opportunity. In addition, Mr. Thomas will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Thomas's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Thomas's employment agreement will be waived.

     Mr. Hunsaker entered into an employment agreement with the Company on September 1, 1998 under which he has agreed to serve as Senior Vice President and General Counsel with a minimum annual salary of $255,000. The employment agreement, as amended, provides that in the event of his involuntary termination, Mr. Hunsaker will receive his then current monthly base salary as if his employment had continued for the greater of 12 months or the remaining term of the agreement, which expires on August 31, 2001, and reimbursement for the difference between the cost of COBRA coverage and a private medical insurance policy for a maximum of six months beyond the end of his eligibility for COBRA coverage. The employment agreement, as amended, also provides that if Mr. Hunsaker is involuntarily terminated within two years of a change of control of the Company, as defined in the Company's Change of Control Severance Plan, Mr. Hunsaker will be entitled to minimum severance equal to 2.99 times his then current annual base salary, plus two times his annual bonus award opportunity, plus the medical provision described above. In addition, Mr. Hunsaker will be entitled to reimbursement for any excise taxes, interest and penalties which may be payable if payments or benefits he receives due to a change of control create an excise tax liability under Section 280G of the Internal Revenue Code. The employment agreement contains a noncompete provision applicable in the event of Mr. Hunsaker's termination of employment. However, in the event of involuntary termination due to change of control, the noncompete provision in Mr. Hunsaker's employment agreement will be waived.

CERTAIN TRANSACTIONS

     The Company and Enron Corp. have in the past entered into material transactions and agreements incident to their respective businesses, and they may be expected to enter into such transactions and agreements in the future. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil, hedging and trading activities, and the provision of certain corporate services. During 2000, Enron Corp. and its affiliates paid the Company approximately $136.3 million as a net result of the foregoing described transactions and agreements. The Company believes that its existing transactions and agreements with Enron Corp. have been at least as favorable to the Company as could be obtained from other third parties, and the Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. will be at least as favorable to the Company as could be obtained from other third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires certain of the Company's executive officers and directors and any persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 2000 were timely made.

                                    ITEM 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     In 2000, the Board of Directors approved and adopted an Audit Committee Charter, which is attached to this Proxy Statement as Exhibit A. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent.

     During fiscal year 2000, the company retained its principal auditors, Arthur Andersen LLP, to provide services in the following categories and amounts: Audit Fees -- $352,000; Financial Information Systems Design and Implementation Fees -- $0; and All Other Fees -- $191,000.

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2001.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                         REPORT OF THE AUDIT COMMITTEE

     In connection with the Company's December 31, 2000 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, discussed with the independent auditors the independent auditors' independence, and considered whether the provision of non-audit services by the Company's principal auditors is compatible with maintaining auditor independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Audit Committee

Fred C. Ackman, Chairman
George A. Alcorn
Edward Randall, III
Frank G. Wisner

                                    ITEM 3.

        APPROVAL OF THE EOG RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN

     At the meeting, the shareholders of the Company will be asked to vote upon a proposal to approve the EOG Resources, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan allows eligible employees to authorize payroll deductions for the periodic purchase of the Company's Common Stock at a discount. The Employee Stock Purchase Plan will terminate on the tenth anniversary of the date of commencement of the initial offering period under the Employee Stock Purchase Plan.

REASONS FOR THE EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors believes that it is in the best interest of the Company to encourage ownership of the Company's stock by its employees. Providing our employees an opportunity to hold an equity interest in the Company helps our employees develop a stronger incentive to work for the continued success of the Company and its Affiliates.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

     The following summary does not purport to be a complete description of the Employee Stock Purchase Plan and is qualified in its entirety by reference to the full text of the plan document, which is attached as Exhibit B to this Proxy Statement.

     The Board of Directors adopted the Employee Stock Purchase Plan in February 2001, subject to approval by the shareholders of the Company. The Employee Stock Purchase Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Employee Stock Purchase Plan provides for the periodic grant of options to all eligible employees to purchase shares of the Company's Common Stock. Such options may be exercised on the last day of the applicable offering period for which such options were granted and only with funds accumulated through payroll deductions of between 1% and 10% of an eligible employee's compensation. Except as may be otherwise determined by the Committee and announced to employees prior to an offering period, the maximum number of shares of Common Stock for which each eligible employee may be granted an option during an offering period will be determined by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the first day of the offering period. The price to be paid for each share of Common Stock upon exercise of an option shall be the lesser of (i) 85% of the fair market value on the date of grant of the option or (ii) 85% of the fair market value on the date of exercise. Eligible employees include any employee working more than 20 hours per week.

     Under the Employee Stock Purchase Plan, an aggregate of 500,000 shares of Common Stock have been authorized and reserved for purchase pursuant to options granted to eligible employees. The offering periods shall be six-month periods commencing on January 1 and July 1. The initial offering period shall commence on July 1, 2001 unless the Committee determines that the initial offering period shall commence on January 1, 2002.

FEDERAL TAX CONSEQUENCES

     The Employee Stock Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of sections 421 and 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Under these provisions, no income will be taxable to a participant until the shares of Common Stock purchased under the Employee Stock Purchase Plan are sold or otherwise disposed of. Upon the sale of or other disposition of the shares, the participant will generally be subject to tax. The amount of tax will depend on how long the participant holds the Common Stock.

     If the participant sells or otherwise disposes of the shares more than two years from the first day of the offering period and more than one year from the date of the transfer of Common Stock to him, he will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain.

     If the shares are sold or otherwise disposed of BEFORE the expiration of the holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sales or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     The Company is not entitled to a deduction for amount taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

     The IRS recently issued guidance providing that it will not require the withholding or payment of FICA or FUTA taxes or withholding for Federal income taxes at the time a participant's options are exercised or at the time a participant disposes of some or all of the shares of stock purchased under the Employee Stock Purchase Plan. The IRS stated that further guidance regarding withholding may be issued effective January 1, 2003, in which it may require the withholding and payment of FICA, FUTA, and Federal income taxes upon an exercise or disposition made on or after that date.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Employee Stock Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax consequences of a participant's death or income tax laws of any state or foreign country in which the participant may reside.

REQUIRED VOTE AND RECOMMENDATION

     Approval of the Employee Stock Purchase Plan shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of the Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                                    ITEM 4.

    APPROVAL OF THE EOG RESOURCES, INC. EXECUTIVE OFFICER ANNUAL BONUS PLAN

     Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation over $1 million paid to the chief executive officer and the other four highest paid officers, unless it qualifies as performance-based. One of the requirements of performance-based compensation is that the compensation be paid pursuant to a plan that has been approved by the company's shareholders. The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to provide an annual bonus plan and that the bonuses paid to the Company's executive officers be deductible for federal income tax purposes. Accordingly, the EOG Resources, Inc. Executive Officer Annual Bonus Plan (the "Executive Officer Annual Bonus Plan") has been structured to satisfy the requirements of Section 162(m) for performance-based compensation.

     Below is a summary of the key provisions of the Executive Officer Annual Bonus Plan. See Exhibit C for a full text.

     Eligibility. Eligibility is limited to Executive Officers of the Company, as defined in Section 16 of the Securities Exchange Act of 1934, as amended, who shall hereinafter be referred to as Participants.

     Administration. The Executive Officer Annual Bonus Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee") and shall operate on the basis of the calendar year. The Committee is authorized to interpret the Executive Officer Annual Bonus Plan and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Executive Officer Annual Bonus Plan as it may deem advisable to carry out the Executive Officer Annual Bonus Plan.

     Performance Goal. The performance goal necessary for the payment of bonuses under the Executive Officer Annual Bonus Plan will be the achievement of positive Net Income Available to Common, excluding nonrecurring or extraordinary items, as reported in the Company's year-end earnings release. The Committee will certify in writing prior to payment of any bonuses under the Executive Officer Annual Bonus Plan that the performance goal was met.

     Maximum Individual Bonus. In no event shall a bonus paid pursuant to the Executive Officer Annual Bonus Plan to any Participant for any calendar year be in excess of $2.0 million. The Committee may reduce the bonus payable to any Participant below the maximum amount based on such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

     Effective Date and Term of Plan. If approved by shareholders, as provided below, the Executive Officer Annual Bonus Plan will be effective January 1, 2001. The term of the Plan will be ten years.

     Amendment and Termination. The Committee may modify or terminate the Executive Officer Annual Bonus Plan at any time without prior notice to or consent of Participants; provided that, without the approval of the shareholders of the Company, no such amendment shall be made that would change the class of

Employees eligible to receive awards, increase the maximum individual bonus allowed, change the stated performance goal, or modify any other material terms of the Executive Officer Annual Bonus Plan.

REQUIRED VOTE AND RECOMMENDATION

     Approval of the Executive Officer Annual Bonus Plan shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of the Executive Officer Annual Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 2002 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2002 must be received by the Company, addressed to Patricia L. Edwards, Vice President, Human Resources, Administration & Corporate Secretary (the "Secretary"), 1200 Smith Street, Suite 300, Houston, Texas 77002, no later than November 30, 2001, to be included in the Company's proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. To be timely, notice given by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company, 1200 Smith Street, Suite 300, Houston, Texas 77002, no later than November 30, 2001. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and

(v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

NOMINATIONS FOR 2002 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the principal executive offices of the Company, 1200 Smith Street, Suite 300, Houston, Texas 77002, (i) with respect to an election to be held at the 2002 Annual Meeting of Shareholders of the Company, on or before November 30, 2001, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of directors, not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs. Such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and
(b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company's books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

                                    GENERAL

     As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                            By Order of the Board of Directors,

                                            PATRICIA L. EDWARDS
                                            Vice President, Human Resources,
                                            Administration & Corporate Secretary

Houston, Texas
March 30, 2001

                                                                       EXHIBIT A

                              EOG RESOURCES, INC.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee and its Chairman shall be appointed by the Board and shall meet the independence and experience requirements of the New York Stock Exchange. The Audit Committee shall consist of not less than three
(3) members.

     The Audit Committee shall have the authority to retain at the expense of the Company special legal, accounting or other consultants or experts to advise the Committee.

     The Audit Committee shall meet as often as it deems necessary but not less than four times each year. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     Minutes of each meeting are to be prepared, approved by the Audit Committee and filed by the Corporate Secretary with permanent records.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall:

          1. Review and reassess the adequacy of this Charter at least annually and recommend any appropriate changes to the Board for approval.

          2. Review the annual audited financial statements prior to filing or distribution. The review should include discussions with management and the Company's independent auditor of significant issues regarding accounting and auditing principles and practices, and judgments as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          3. Review with management and the independent auditor the Company's quarterly financial statements.

          4. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          5. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

          6. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

          7. Approve the fees and other significant compensation to be paid to the independent auditor.

          8. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if determined appropriate by the Audit Committee, recommend to the Board that appropriate action be taken to affirm satisfaction as to the independence of the auditor.

          9. Evaluate together with the Board the performance of the independent auditor and, if determined appropriate by the Audit Committee, recommend to the Board that the independent auditor be replaced.

          10. Review the appointment and replacement of the senior internal auditing executive.

          11. Review significant items from reports to management prepared by the internal auditing department and management's responses.

          12. Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit, the extent of reliance on management and internal audit, and the general audit approach.

          13. Obtain from the independent auditor assurance that as a result of their audit, they did not detect any errors, irregularities or illegal acts that would have a material impact on the financial statements.

          14. Obtain reports from management covering the actions undertaken to insure that the Company and its subsidiary/foreign affiliated entities are in conformity with the Company's General Policy Regarding Laws and Business Conduct which encompasses the policies contained in the Conduct of Business Affairs Handbook and the Compliance with Laws Regarding Antitrust, Anti-boycott and Foreign Corrupt Practices Policy and Handbook (the "General Policy").

          15. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          16. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

             (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

             (b) Any changes required in the planned scope of the audit.

          17. Oversee preparation of and approve the report covering its financial reporting oversight responsibilities required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          18. Advise the Board with respect to the Company's compliance with the General Policy.

          19. Consider the independent auditor's judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

          20. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

          21. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies at least annually and otherwise as needed.

          22. Meet at least annually with the senior financial and/or accounting officers, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's General Policy.

                                                                       EXHIBIT B

                              EOG RESOURCES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE 1

                         PURPOSE, COMMITMENT AND INTENT

     1.1 Purpose. The purpose of this Plan is to provide Employees of the Company and its Affiliates which adopt the Plan with an opportunity to purchase Stock of the Company through offerings of options at a discount and thus develop a stronger incentive to work for the continued success of the Company and its Affiliates. Therefore, this Plan is available to all Employees of every Employer upon their fulfilling the eligibility requirements of Section 3.1. Any Affiliate may adopt it with the approval of the Committee by fulfilling the requirements of Section 8.1. This Plan is sponsored by the Company. The Plan will terminate on the tenth anniversary of the date of commencement of the initial offering period under the Plan.

     1.2 Share Commitment. The aggregate number of Shares authorized to be sold pursuant to Options granted under this Plan is 500,000 Shares, subject to adjustment as provided in this Section. Any Shares relating to Options that are granted, but subsequently lapse, are canceled, or are otherwise not exercised by the Exercise Date, shall be available for future grants of Options.

     In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Shares, or the like, as a result of which shares shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, the total number of Shares authorized to be committed to this Plan, the number of Shares subject to each outstanding Option and the Option Price applicable to each Option shall be appropriately adjusted by the Committee.

     1.3 Intent. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Code. Therefore, the provisions of the Plan are to be construed in a manner consistent with the requirements of section 423 of the Code.

     1.4 Shareholder Approval. To be effective for an Employer, this Plan must be approved by the shareholders of that Employer within 12 months before or after the Plan is approved by the board of directors of that Employer. The approval of shareholders must comply with all applicable provisions of the corporate charter, bylaws and applicable laws of the jurisdiction prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options.

                                   ARTICLE 2

                                  DEFINITIONS

     The words and phrases defined in this Article shall have the meaning set out in these definitions throughout this Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

     2.1 "Affiliate" means any parent corporation and any subsidiary corporation. The term "parent corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "subsidiary corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.2 "Beneficiary" means the person who is entitled to receive amounts under the Plan upon the death of a Participant.

     2.3  "Board of Directors" means the board of directors of the Company.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.5 "Committee" means the Compensation Committee of the Board of Directors of the Company.

     2.6  "Company" means EOG Resources, Inc.

     2.7 "Compensation" means the Employee's regular rate of wages from the Employer.

     2.8 "Employee" means any person who is a common law employee of the Employer excluding only those whose customary employment with the Employer is 20 hours or less per week.

     2.9 "Employer" means the Company and each Affiliate which has adopted the Plan as provided in Section 8.1 of the Plan.

     2.10 "Exercise Date" means the last business day of the Offering Period, which is the day that all Options that Participants have elected to exercise are to be exercised.

     2.11 "Fair Market Value" or "FMV" of the Stock as of any date means the closing price of the Stock on that date (or if there was no sale on a given date, the next preceding date on which there was a sale) on the principal securities exchange on which the Stock is listed.

     2.12 "Grant Date" means the first business day of the Offering Period, which is the day the Committee grants all eligible Employees an Option under this Plan.

     2.13 "Offering Period" means the six-month periods commencing on July 1 and January 1 of each year. The initial offering period shall begin July 1, 2001 unless the Committee determines that the initial Offering Period shall commence on January 1, 2002.

     2.14 "Option" means an option granted under this Plan to purchase shares of Stock at the Option Price on the Exercise Date.

     2.15 "Option Price" means the price to be paid for each Share upon exercise of an Option, which shall be the lesser of (a) 85% of the FMV of a Share on the Grant Date or (b) 85% of the FMV of a Share on the Exercise Date.

     2.16 "Participant" means a person who is eligible to be granted an Option under this Plan and who elects to have payroll deductions withheld under the Plan for the purpose of exercising that Option on the Exercise Date.

     2.17 "Plan" means the EOG Resources, Inc. Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

     2.18  "Shares" means shares of Stock.

     2.19  "Stock" means the Company's common stock.

                                   ARTICLE 3

                                  ELIGIBILITY

     3.1 General Requirements. Each Employee is eligible to participate in the Plan for a given Offering Period if he is an Employee on the Grant Date, subject to the limitations imposed in Section 3.2.

     3.2 Limitations Upon Participation. Any provision of this Plan to the contrary notwithstanding, no Employee shall be granted an Option:

          (a) if, immediately after the grant, the Employee would own, including all outstanding options which are still exercisable to purchase Stock, five percent or more of the total combined voting power or value of all classes of Stock of the Company or of any parent or subsidiary of the Company within the meaning of sections 423 and 424 of the Code;

          (b) which permits the Employee to purchase Stock under all employee stock purchase plans, as defined in section 423 of the Code, of the Company and all Affiliates at a rate which exceeds $25,000 in Fair Market Value of the Stock (determined at the time the Option is granted) for each calendar year in which the option granted to the Employee is outstanding at any time as provided in sections 423 and 424 of the Code; or

          (c) which permits the Employee rights to purchase Stock in excess of the number of Shares set by the Committee if it deems such a restriction to be appropriate.

                                   ARTICLE 4

                                 PARTICIPATION

     4.1 Grant and Exercise of Option. Effective as of the Grant Date the Committee shall grant an Option to each Participant that shall be exercisable on the Exercise Date only through funds accumulated by the Employee through payroll deductions made during the Offering Period together with any funds remaining in the Participant's payroll deduction account at the beginning of the Offering Period. Except as may be determined otherwise by the Committee and announced to Employees prior to an Offering Period, the number of Shares included in an Option deemed to have been granted to an Employee on the Grant Date shall be determined by dividing $12,500 by the FMV of a share of Stock on such date.

     4.2 Payroll Deduction. For an Employee to become eligible to receive an Option granted for a given Offering Period, the Employee must complete a payroll deduction form and file it with the Employer no earlier than 30 nor later than 15 days prior to the beginning of the Offering Period. The payroll deduction form shall permit a Participant to elect to have withheld from his Compensation an amount no less than one percent, nor more than ten percent, of his Compensation (only in whole percentages) taken pro rata from the Compensation paid to him by the Employer. Each payroll deduction shall begin on the first pay period ending after the beginning of an Offering Period and shall continue through the last pay period ending prior to the

Exercise Date. No Participant shall be permitted to begin payroll deductions at any other time. A Participant may not make additional contributions to his Plan account.

     4.3 Payroll Deductions Continuing. A Participant's election to have payroll deductions shall remain in effect for all ensuing Offering Periods until changed by the Participant by filing an appropriate amended payroll deduction form not earlier than 30 nor later than 15 days prior to the commencement of the Offering Period for which it is to be effective.

     4.4 Right to Stop Payroll Deductions. A Participant may discontinue payroll deductions and his participation in the Plan as provided in Section 5.1, but no other change may be made during an Offering Period and, specifically, a Participant may not alter the rate of his payroll deductions for that Offering Period.

     4.5 Accounting for Funds. As of each payroll deduction period, the Employer shall cause to be credited to the Participant's payroll deduction account in a ledger established for that purpose, the funds withheld from and attributable to the Employee's compensation for that period. No interest shall be credited to the Participant's payroll deduction account at any time. The obligation of the Employer to the Participant for this account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Employer.

     4.6 Employer's Use of Funds. All payroll deductions received or held by an Employer may be used by the Employer for any corporate purposes, and the Employer shall not be obligated to segregate such payroll deductions.

                                   ARTICLE 5

                             IN SERVICE WITHDRAWAL
                           TERMINATION OF EMPLOYMENT
                              RETIREMENT OR DEATH

     5.1 In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be determined by the Committee from time to time, elect to withdraw all funds then credited to his payroll deduction account by giving written notice to his Employer in accordance with the rules established by the Committee. All funds credited to the Participant's payroll deduction account shall be paid to him as soon as administratively feasible. The withdrawal election terminates the Participant's right to exercise his Option on the Exercise Date and his entitlement to elect any further payroll deductions for the then current Offering Period. Should the Participant wish to participate in any future Offering Period, the Participant must file a new payroll deduction election form with the Committee within the time frame required for participation for that Offering Period.

     5.2 Termination of Employment. If a Participant's employment is terminated for any reason other than death prior to the Exercise Date, the Option granted to the Participant for that Option Period shall lapse. The Participant's payroll deduction account shall be returned to him as soon as administratively feasible.

     5.3 Death. If a Participant dies before the Exercise Date, the Option granted to the Participant for that Offering Period shall lapse. The Participant's payroll deduction account shall be returned to him as soon as administratively feasible. If the Participant dies after the Exercise Date but prior to the delivery of his certificate, the Stock shall be delivered to his Beneficiary (or to his estate if he has no Beneficiary). If there is no Beneficiary, the Stock shall be held in the Participant's account until the representative of the estate has been appointed and provides such evidence as may be required by the Committee before the certificate is delivered to the proper party together with a check in the amount of any remaining funds in the Participant's payroll deduction account.

                                   ARTICLE 6

                              EXERCISE OF OPTIONS

     6.1 Purchase of Stock. Subject to the limitations in Sections 3.2 and 4.1 of the Plan, on the Exercise Date of each Offering Period each Participant's payroll deduction account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering Period. Any funds remaining in a Participant's payroll deduction account after the exercise of his Option for an Offering Period shall remain in the Participant's account to be used in the ensuing Offering Period, together with new payroll deductions, if any, for that Offering Period to exercise the next succeeding Option which is to be exercised. If in any Offering Period the total number of shares of Stock to be purchased by all Participants exceed the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only his pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant's payroll deduction account as of the Exercise Date. No fractional shares of Stock may be purchased under this Plan. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering Period to the extent not used shall terminate.

     6.2 Accounting for Stock. After the Exercise Date of each Offering Period a report shall be given to each Participant stating the amount of his payroll deduction account, the number of shares of Stock purchased and the applicable Option Price.

     6.3 Issuance of Shares. As soon as administratively feasible after the end of the Offering Period the Committee shall advise the appropriate officer of the Company that the terms of the Plan have been complied with and that it is appropriate for the officer to cause to be issued the shares of Stock upon which Options have been exercised under the Plan. The Committee may determine to hold such shares of Stock until the Participant requests such shares of Stock. The Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of certificates or any other means as the Committee, in its discretion, deems appropriate. The Committee may, in its discretion, hold the certificate for any shares of Stock or cause it to be legended in order to comply with the securities laws of the applicable jurisdiction.

     6.4 Restriction on Shares. A Participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the Participant's account at the brokerage or other financial services firm designated by the Committee until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to Shares for which such holding period has been satisfied, the Participant may direct that those Shares be moved to another account of Participant's choosing or request that a stock certificate be issued and delivered to him.

     Notwithstanding anything to the contrary contained in this Plan, a Participant shall not transfer or otherwise dispose of Stock in violation of the Company's Insider Trading Policy.

                                   ARTICLE 7

                                 ADMINISTRATION

     7.1 Powers of Committee. The Committee has the exclusive responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including but not limited to the following rights, powers, and authorities:

          (a) to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

          (b) to construe all provisions of the Plan;

          (c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

          (d) to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Committee believes necessary or advisable for the proper administration of the Plan;

          (e) to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants' entitlement to benefits;

          (f) to determine all controversies relating to the administration of the Plan, including but not limited to any differences of opinion arising between the Employer and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

          (g) to delegate any clerical or record-keeping duties of the Committee as the Committee believes is advisable to properly administer the Plan.

     7.2 Standard of Judicial Review of Committee Actions. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made, by the Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties other than the Company and its Affiliates, including without limitation all Participants and their Beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

                                   ARTICLE 8

                      ADOPTION OF PLAN BY OTHER EMPLOYERS

     8.1 Adoption Procedure. With the approval of the Committee, any Affiliate may adopt this Plan by:

          (a) a certified resolution or consent of the board of directors of the adopting Affiliate or an executed adoption instrument (approved by the board of directors of the adopting Affiliate) agreeing to be bound as an Affiliate by all the terms, conditions and limitations of this Plan; and

          (b) providing all information required by the Committee.

     8.2 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Affiliate shall become a part of this Plan. However, neither the adoption of this Plan by an Affiliate nor any act performed by it in relation to this Plan shall create a joint venture or partnership relation between it and the Company or any other Affiliate.

                                   ARTICLE 9

                     TERMINATION AND AMENDMENT OF THE PLAN

     9.1 Termination. The Company may, by action of the Board of Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of Shares committed to the Plan are increased by the Board of Directors and approved by the shareholders of the Company. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in his payroll deduction account, and there shall be forwarded to the Participants certificates for all shares of Stock held under the Plan for the account of Participants. The termination of this Plan shall not affect the current Options already outstanding under the Plan to the extent there are Shares committed, unless the Participants agree.

     9.2 Amendment. The Board of Directors reserves the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the Plan with Section 423 of the Code. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant's payroll deduction account, to reduce a Participant's rights with respect to shares of Stock previously purchased and held on his behalf under the Plan nor to affect the current Option a Participant already has outstanding under the Plan without the Participant's agreement. Any amendment changing the aggregate number of Shares to be committed to the Plan or the class of employees eligible to receive Options under the Plan must have shareholder approval as set forth in Section 1.4.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1  Designation of Beneficiary.

          (a) A Participant may file a written designation of a Beneficiary who is to receive any cash and Shares credited to the Participant's account under the Plan. If a Participant is married and the designated Beneficiary is not the Participant's spouse, written spousal consent shall be required for the designation to be effective.

          (b) A Participant may change his designation of a Beneficiary at any time by written notice. If a Participant dies when he has not validly designated a Beneficiary under the Plan, the Company shall deliver such Shares and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     10.2 Plan Not An Employment Contract. The adoption and maintenance of this Plan is not a contract between the Employer and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Employer to discharge any Employee at any time or to interfere with the Employee's right to terminate his employment at any time.

     10.3 All Participants' Rights Are Equal. All Participants will have the same rights and privileges under this Plan as are required by section 423 of the Code and section 1.423-2(f) of the regulations promulgated under that section of the Code.

     10.4 Options Granted Are Not Transferable. No Option granted a Participant under this Plan is transferable by the Participant and must be exercisable only by him. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and upon return to the Participant of the remaining funds in his payroll deduction account, all of his rights under the Plan will terminate.

     10.5 Voting of Stock. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares in accordance with the Participant's instructions.

     10.6 No Shareholder Rights. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he acquires shares of Stock as provided in this Plan.

     10.7 Governmental Regulations. The obligation to sell or deliver the shares of Stock under this Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of that Stock.

     10.8 Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Committee and shall be deemed to have been duly given when sent to the Participant at his last known address or to his designated personal representative or beneficiary, or to the Employer or its designated representative, as the case may be.

     10.9 Indemnification of Committee. In addition to all other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Committee member is liable for gross negligence or willful misconduct in the performance of his duties.

     10.10 Tax Withholding. At the time a Participant's Option is exercised or at the time a Participant disposes of some or all of the Stock purchased under the Plan, the Participant must make adequate provision for the Employer's federal, state or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Stock. At any time, the Employer may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Employer to meet applicable withholding obligations.

     The IRS recently issued guidance providing that it will not require the withholding or payment of FICA or FUTA taxes or withholding for Federal income taxes at the time a participant's Options are exercised or at the time a participant disposes of some or all of the Stock purchased under the Plan prior to January 1, 2003. The IRS stated that further guidance regarding withholding may be issued effective January 1, 2003 in which it may require the withholding and payment of FICA, FUTA, and Federal income taxes upon an exercise or disposition made on or after that date.

     10.11 Gender and Number. If the context requires it, words of one gender when used in this Plan shall include the other genders, and words used in the singular or plural shall include the other.

     10.12 Severability. Each provision of this Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

     10.13 Governing Law; Parties to Legal Actions. The provisions of this Plan shall be construed, administered, and governed under the laws of the State of Texas and, to the extent applicable, by the securities, tax, employment and other laws of the United States which are applicable to an employee stock purchase plan.

                                                                       EXHIBIT C

                              EOG RESOURCES, INC.

                      EXECUTIVE OFFICER ANNUAL BONUS PLAN

I. Purpose of the Plan. The Executive Officer Annual Bonus Plan (the "Plan) of EOG Resources, Inc. (the "Company") is designed to enhance the Company's ability to attract and retain highly qualified executives and provide additional financial incentives to such executives to promote the success of the Company.

II. Eligibility. Eligibility under this Plan is limited to Executive Officers of the Company, as defined in Section 16 of the Securities Exchange Act of 1934, as amended, who shall hereinafter be referred to as Participants.

III. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors comprised solely of two or more outside directors (the "Committee") and shall operate on the basis of the calendar year. The Committee is authorized to interpret the Plan and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Plan as it may deem advisable to carry out the Plan.

IV. Performance Goal. Bonuses paid under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The performance goal necessary for the payment of bonuses under the Plan will be the achievement of positive Net Income Available to Common, excluding nonrecurring or extraordinary items, as reported in the Company's year-end earnings release. The Committee will certify in writing prior to payment of any bonuses under the Plan that the performance goal was met.

V. Maximum Individual Bonus. In no event shall a bonus paid pursuant to the Plan to any Participant for any calendar year be in excess of $2.0 million. The Committee may reduce the bonus payable to any Participant below the maximum amount based on such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

VI. Unfunded Nature of Plan. The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No participant shall have any security or other interest in any assets of the Company.

VII. Prohibition Against Assignment or Encumbrance. No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant nor any person claiming under a Participant shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

VIII. Plan Not an Employment Contract. Nothing in the adoption or implementation of the Plan shall confer on any Participant any right to continued employment by the Company or affect in any way the right of the Company to terminate a Participant's employment.

IX. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

X. Withholding of Taxes. The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

XI. Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.

XII. Rights of Company. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

XIII. Effective Date and Term of Plan. Upon approval by the shareholders of the Company at the 2001 Annual Meeting of Shareholders, the Plan shall be considered effective as of January 1, 2001. The term of the Plan shall be ten years.

XIV. Amendment and Termination of the Plan. The Committee may modify or terminate the Plan at any time without prior notice to or consent of Participants; provided that, without the approval of the shareholders of the Company, no such amendment shall be made that would change the class of Employees eligible to receive awards under the Plan, increase the maximum individual bonus allowed under the Plan, change the stated performance goal, or modify any other material terms of the Plan.

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

[EOG RESOURCES LOGO]

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to EOG Resources, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   X

                            EOG001            KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------
EOG RESOURCES, INC.
                                                                        ------
Directors Vote                                                               |
                                                                             |

1. To elect 7 directors of the Company
   to hold office until the next annual          For Withhold For All
   meeting of shareholders and until             All    All    Except
   their respective successors are duly
   elected and qualified;                        [ ]    [ ]     [ ]

   01) Fred C. Ackman
   02) George A. Alcorn
   03) Mark G. Papa
   04) Edward Randall, III
   05) Edmund P. Segner, III
   06) Donald F. Textor
   07) Frank G. Wisner

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.


----------------------------------------------------


Vote On Proposals

2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending December 31, 2001;

                            For   Against   Abstain
                            [ ]     [ ]      [ ]

3. To approve the EOG Resources, Inc. Employee Stock Purchase Plan;

                            For   Against   Abstain
                            [ ]     [ ]      [ ]

4. To approve the EOG Resources, Inc. Executive Officer Annual Bonus Plan; and

                            For   Against   Abstain
                            [ ]     [ ]      [ ]

5. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of Common Stock of the Company at the close of business on March 12, 2001, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to vote via the Internet, vote by phone or vote by returning a signed proxy card.

                                            By Order of the Board of Directors,


                                            PATRICIA L. EDWARDS
                                            Vice President, Human Resources,
                                            Administration & Corporate Secretary

Houston, Texas
March 30, 2001



-----------------------------------------  -----------
Signature (PLEASE SIGN WITHIN BOX)         Date



-----------------------------------------  -----------
Signature (Joint Owners)                   Date

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              [EOG RESOURCES LOGO]

                              EOG RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING/PROXY STATEMENT
                                  MAY 8, 2001

     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the Granger "B" Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 8, 2001 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1200 Smith Street, Suite 300, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 30, 2001. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Human Resources, Administration & Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 12, 2001, of Common Stock of the Company, par value $.01 per share (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March 12, 2001, the record date, there were outstanding 116,731,591 shares of Common Stock. There are no other voting securities outstanding.

     The Company's annual report for the year ended December 31, 2000, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. However, the annual report does not constitute a part of the proxy soliciting materials.

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of EOG Resources, Inc. (the "Company") will be held in the Granger "B" Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, May 8, 2001, for the purposes stated on the reverse.

                           (continued on other side)

--------------------------------------------------------------------------------